EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Staples, Inc. 2004 Stock Incentive Plan, Amended and Restated 1998 Employee Stock Purchase Plan and Amended and Restated International Employee Stock Purchase Plan of our report dated March 2, 2004, with respect to the consolidated financial statements of Staples, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2004, filed with the Securities and Exchange Commission.

By:	/s/ ERNST & YOUNG LLP Ernst & Young LLP

Boston, Massachusetts
June 15, 2004